UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Nikola Corporation
(Name of Registrant as Specified In Its Charter)

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[Press release issued on June 5, 2023]

NIKOLA STOCKHOLDERS: FINAL HOURS TO
VOTE FOR PROPOSAL 2

•More than 50% of ALL outstanding shares are needed to vote favorably to pass Proposal 2
•Strong voting support has been received in favor of Proposal 2 showing high-level of engagement and support from Nikola stockholders
•The large number of individual stockholder accounts, in excess of 700,000, create a challenge in obtaining the votes needed
•Options are available to facilitate passage of Proposal 2 if vote not secured by June 7

PHOENIX – June 5, 2023 -- Nikola Corporation (Nasdaq: NKLA), a global leader in zero-emissions transportation and energy supply and infrastructure solutions, encourages ALL stockholders to actively vote today for Proposal 2 before the Annual Meeting of Stockholders on June 7, 2023. Proposal 2 would allow Nikola to increase its authorized number of shares of common stock.

As of June 5, 2023, Proposal 2 has received positive voting support. Nikola continues to work to secure more than 50% of ALL outstanding shares to vote favorably to pass Proposal 2, noting challenges with obtaining approval due to the significant number of stockholders, including a large number of individual retail accounts, and international accounts.

Nikola faced a similar challenge at last year’s Annual Meeting which resulted in several adjournments to allow for more time to get the votes needed. If necessary, Nikola will adjourn its Annual Meeting to allow for more time to vote on all proposals.

The Delaware State Senate recently passed a bill approving proposed amendments to the Delaware General Corporation Law that would reduce the threshold for approval to a majority of the shares voting on the proposal. The pending legislation is expected to be effective August 1, 2023. Under this proposed new law, Nikola would have sufficient number of votes today to secure approval for Proposal 2.

Nikola’s Board of Directors and leadership team believe it is in the best interest of Nikola and its stockholders to move Proposal 2 forward, to ensure Nikola can continue its ongoing operations, including the need for capital. Nikola is only weeks away from the initial commercial production of its hydrogen fuel cell electric truck. Without the approval of Proposal 2, Nikola’s business objectives will be delayed or compromised.

Voting is quick and simple:

•BY PHONE: Please call Alliance Advisors, Nikola's proxy solicitor, toll-free, at (855) 935-2562, if in North America. International voters can call 1 (551) 210-9929. You can also contact Alliance Advisors if you have any questions about voting.
•BY INTERNET: Vote at www.proxyvote.com using your control number by following the instructions shared by your broker, bank or other nominee.

◦If you are a Robinhood holder, proxy voting emails are sent by noreply@robinhood.com and voting is hosted by Say Technologies. You will be able to vote and view materials directly from your email.

Every vote matters. Stockholders must ACTIVELY VOTE by 11:59 p.m., Eastern Time, on June 6, 2023, for their vote to count. Stockholders as of the close of business on April 10, 2023, are entitled to vote, even if they no longer own the shares.

The 2023 Annual Meeting of Stockholders will be held virtually on Wednesday, June 7, 2023, at 1:00 p.m., Pacific Time via live audio webcast. In order to attend, register in advance at             http://www.viewproxy.com/nkla/2023 by 11:59 p.m., PT on June 6, 2023.

ABOUT NIKOLA CORPORATION
Nikola Corporation is globally transforming the transportation industry. As a designer and manufacturer of zero-emission battery-electric and hydrogen-electric vehicles, electric vehicle drivetrains, vehicle components, energy storage systems, and hydrogen station infrastructure, via the HYLA brand, Nikola is driven to revolutionize the economic and environmental impact of commerce as we know it today. Founded in 2015, Nikola Corporation is headquartered in Phoenix, Arizona. For more information,     visit www.nikolamotor.com or Twitter @nikolamotor.

FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements within the meaning of federal securities laws with respect to Nikola Corporation (the "Company"), including statements relating to the pending legislation in Delaware, its expected effective date and its potential impact on Proposal 2; and statements related to the Company’s business milestones and expectations, including commencement of commercial production of its hydrogen fuel cell electric truck and the rollout of the hydrogen fueling infrastructure. Forward-looking statements are predictions, projections, and other statements about future events based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: whether the pending legislation is signed into law and its final terms and the timing thereof; manufacturing delays and difficulties; risks related to the rollout of the Company’s hydrogen fueling infrastructure and the timing thereof; construction risks and delays; the availability of and need for capital; and the factors, risks and uncertainties regarding the Company's business described in the "Risk Factors" section of the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC, in addition to the Company's subsequent filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

INVESTOR INQUIRIES:
investors@nikolamotor.com

MEDIA INQUIRIES
press@nikolamotor.com

[Social media post, first used on June 5, 2023]

#NKLA stockholders, your vote FOR Proposal 2 is needed to support the continued growth of our business. Voting is quick and easy. Contact Alliance Advisors at (855) 935-2562, or 1 (551) 210-9929 for international holders, to vote your shares TODAY. [Link to press release dated June 5, 2023]

[Social media post, to be first used on or about June 6, 2023]

TODAY IS THE LAST DAY to make your vote count. #NKLA stockholders NOT VOTING on Proposal 2 IS THE SAME AS A VOTE AGAINST THE PROPOSAL. The deadline for voting is tonight, June 6, 2023, at 11:59 p.m. ET. So please vote now FOR our proposals by calling Alliance Advisors at (855) 935-2562, or 1 (551) 210-9929 for international holders. https://www.nikolamotor.com/stockholder-meeting/